QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.15

Forest Oil Corporation
Senior Secured Credit Facility
Amendment to Commitment Letter

March 20, 2007

Forest Oil Corporation
707 Seventeenth Street, Suite 3600
Denver, Colorado 80202

Attention:
Mr. David H. Keyte
Executive Vice President and Chief Financial Officer

Re:
Amendment—Commitment Letter, dated January 5, 2007 ("Commitment Letter"), between Forest Oil Corporation, J.P. Morgan Securities Inc., and JPMorgan Chase Bank, N.A.

Ladies and Gentlemen:

        Reference is made to that certain Commitment Letter, dated January 5, 2007 ("Commitment Letter"), between Forest Oil Corporation, J.P. Morgan Securities Inc., and JPMorgan Chase Bank, N.A. Unless otherwise defined herein, all capitalized terms shall have the meaning set forth in the Commitment Letter.

        The parties hereto agree that the reference to "April 30, 2007" in clause (e) of the Eleventh Paragraph of the Commitment Letter is amended to read "June 30, 2007".

        This letter agreement shall be deemed to be an amendment to the Commitment Letter, and the Commitment Letter, as amended hereby, is hereby ratified, approved and confirmed in each and every respect. All references to the Commitment Letter in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Commitment Letter as amended hereby.

        If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by returning to us executed counterparts hereof.

Very truly yours,
J.P. MORGAN SECURITIES INC.
	By:	/s/ ROBERT C. MERTENSOTTO
	Name:	Robert C. Mertensotto
	Title:	Managing Director
JPMORGAN CHASE BANK, N.A.
	By:	/s/ RONALD L. DIERKER
	Name:	Ronald L. Dierker
	Title:	Senior Vice President
Accepted and agreed to as of the date first written above by:
FOREST OIL CORPORATION
By:	/s/ DAVID H. KEYTE
Name:	David H. Keyte
Title:	Executive Vice President and Chief Financial Officer

QuickLinks

  Exhibit 4.15